EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
Select Comfort Corporation
(763) 551-7498
InvestorRelations@selectcomfort.com

SELECT COMFORT CORPORATION REPORTS
THIRD QUARTER RESULTS
Company announces record sales and earnings
Earnings per share increase 50 percent
Net sales grow 22 percent; Same-store sales grow 15 percent

MINNEAPOLIS –(October 25, 2005) –Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer(1) and creator of the Sleep Number® bed, today announced results for the third quarter ended October 1, 2005. The company reported record net income of $11.4 million, or $0.30 per diluted share, compared to net income of $8.0 million, or $0.20 per diluted share, in the third quarter of 2004. Third quarter 2005 net sales increased 22 percent to a record $175.8 million, compared to third quarter 2004 net sales of $144.3 million. Same-store sales increased 15 percent during the third quarter.

“We are extremely pleased with our third quarter performance, with sales and earnings growth exceeding our long-term targets,” said Bill McLaughlin, chairman and chief executive officer. “Sales growth stemmed from strong unit trends across all channels and product lines, while earnings benefited from manufacturing and logistics productivity programs and the selling and marketing leverage inherent in our unique, vertically-integrated operating model.”

McLaughlin continued, “Though we are mindful of recent consumer trends, we expect to achieve our annual guidance, which reflects earnings growth of 30 percent or more. With market share of less than six percent nationally and negligible international presence, there remains tremendous opportunity to grow as we increase brand awareness and expand distribution. Earnings growth should continue to outpace our sales increases as we gain further leverage from our vertically-integrated business model, which affords us control over the design, manufacturing, marketing and distribution of our products and positions us to efficiently and effectively respond to external factors.”

Third quarter results were highlighted by a number of key accomplishments:
•	Demonstrated operating leverage with net income improvement of 42 percent on sales growth of 22 percent
•	Achieved same-store sales growth of 15 percent in the third quarter, 14 percent year-to-date
•	Celebrated a single day sales record in retail stores on Labor Day
•	Nominated for QVC’s Q-Star award for operational excellence
•	Increased Radisson bed installations to 27 percent of total Radisson beds
•	Opened 19 new stores, ending the quarter with a total of 388 retail stores
•	Added 143 new retail partner doors, ending the quarter with a total of 264 doors
•	Donated and delivered 370 beds and 9,500 pillows to hurricane victims and Ronald McDonald House Charities

Operating margins improved 150 basis points to 10.3 percent from 8.8 percent in the third quarter last year. Cash flow from operating activities for the nine-month period ending October 1, 2005 totaled $55.8 million while capital expenditures were $19.9 million. The company expects to continue to self-fund its growth in both the near- and long-term. Select Comfort’s balance sheet remains debt free with cash and investments at the end of the third quarter totaling $88.4 million.

In the third quarter the company repurchased 1.7 million shares for $33.8 million. During the first nine months of 2005 the company repurchased 2.3 million shares, representing approximately six percent of outstanding shares, for $46.2 million.

For the nine-month period ending October 1, 2005, the company reported net income of $28.0 million, or $0.72 per diluted share, which represents a 36 percent increase, compared to net income of $21.1 million, or $0.53 per diluted share, during the nine-month period ending October 1, 2004. During this nine-month period net sales increased 23 percent to $503.2 million, compared to net sales of $409.0 million during the same period in 2004. Same-store sales growth was 14 percent for the nine months ended October 1, 2005.

Outlook
The company reiterated its expectations to sustain long-term sales growth rates of at least 15 to 20 percent, with same-store growth between 7 and 12 percent, leveraging the business model with long-term earnings growth rates of at least 20 to 25 percent.

The company believes that in 2005 it will exceed its long-term target ranges for same-store growth, total sales and earnings growth rate targets. The company expects to open at least five stores in the fourth quarter with no store closures planned. Accordingly, the company is updating its EPS guidance for full-year 2005 to a range of $1.05 to $1.08 from $1.00 to $1.08.

The company announced that its outlook for 2006 is to sustain earnings growth in line with its long-term expectations of at least 20 to 25 percent. Earnings growth expectations are exclusive of the impact of new accounting regulations requiring the expensing of stock options.

Select Comfort will hold a conference call to discuss its third quarter results on October 25, 2005, at 4:00 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6:00 p.m. Central Time on October 25, 2005, through 5:00 p.m. Central Time on November 1, 2005. To access the replay, please call 402-998-1239. An archived replay of the conference call may also be accessed after approximately 7:00 p.m. Central Time on October 25, 2005, at www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 388 retail stores located nationwide, through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
# # #
Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; consumer confidence; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; our ability to successfully expand distribution through independent retailers; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer class action litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to commodity shortages, inflationary pressures, labor negotiations, liquidity concerns or other factors; uncertainties related to the supply of foam used to manufacture our products; rising commodity costs; and increasing government regulations, including new flammability standards for the bedding industry. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.
(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net sales	$175,833	$144,348	$503,185	$409,031
Cost of sales	71,041	57,366	206,806	159,101
Gross profit	104,792	86,982	296,379	249,930
Operating expenses:
Sales and marketing	72,866	63,851	211,939	185,438
General and administrative	13,791	10,425	40,476	31,109
Operating income	18,135	12,706	43,964	33,383
Other income:
Interest income	405	351	1,543	1,003
Income before income taxes	18,540	13,057	45,507	34,386
Income tax expense	7,094	5,008	17,557	13,269
Net income	$11,446	$8,049	$27,950	$21,117

Net income per share - basic	$0.32	$0.22	$0.78	$0.59
Weighted average shares - basic	35,638	35,970	35,754	36,097

Net income per share - diluted	$0.30	$0.20	$0.72	$0.53
Weighted average shares - diluted	38,328	39,313	38,815	39,880

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	35,638	35,970	35,754	36,097
Effect of dilutive securities:
Options	1,573	1,882	1,694	2,285
Warrants	909	1,308	1,173	1,352
Restricted shares	208	153	194	146
Dilutive weighted average shares outstanding	38,328	39,313	38,815	39,880

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	(Unaudited)
	October 1, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$16,222	$15,066
Marketable securities –current	29,654	35,747
Accounts receivable, net of allowance for doubtful accounts of $841 and $685, respectively	10,754	8,644
Inventories	22,023	20,481
Prepaid expenses	10,032	7,375
Deferred tax assets	6,264	5,287
Total current assets	94,949	92,600
Marketable securities –non-current	42,513	40,930
Property and equipment, net	52,046	43,911
Deferred tax assets	12,788	10,755
Other assets	3,563	3,617
Total assets	$205,859	$191,813
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29,076	$26,267
Consumer prepayments	13,288	9,368
Accruals:
Sales returns	5,248	5,038
Compensation and benefits	22,334	13,913
Taxes and withholding	8,488	6,392
Other	11,078	8,143
Total current liabilities	89,512	69,121

Long-term liabilities	10,427	8,348
Total liabilities	99,939	77,469

Shareholders' equity:
Undesignated preferred stock; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 95,000,000 shares authorized, 35,308,777 and 35,828,222 shares issued and outstanding, respectively	353	358
Additional paid-in capital	61,112	95,548
Unearned compensation	(3,685)	(1,752)
Retained earnings	48,140	20,190
Total shareholders' equity	105,920	114,344
Total liabilities and shareholders' equity	$205,859	$191,813

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	October 1, 2005	October 2, 2004

Cash flows from operating activities:
Net income	$27,950	$21,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,586	10,084
Non-cash compensation	549	294
Loss on disposal of assets and impaired assets	165	-
Deferred tax benefit	(3,010)	(3,391)
Changes in operating assets and liabilities:
Accounts receivable	(2,110)	(798)
Inventories	(1,542)	(3,527)
Prepaid expenses	(2,657)	(1,261)
Other assets	28	(307)
Accounts payable	2,809	10,698
Accrued sales returns	210	1,166
Accrued compensation and benefits	8,421	(1,012)
Accrued taxes and withholding	4,487	10,054
Consumer prepayments	3,920	(109)
Other accruals and liabilities	5,014	1,025
Net cash provided by operating activities	55,820	44,033
Cash flows from investing activities:
Purchases of property and equipment	(19,860)	(14,938)
Investments in marketable securities	(22,615)	(60,908)
Proceeds from maturity of marketable securities	27,125	46,256
Net cash used in investing activities	(15,350)	(29,590)
Cash flows from financing activities:
Repurchase of common stock	(46,201)	(14,886)
Proceeds from issuance of common stock	6,887	5,380
Net cash used in financing activities	(39,314)	(9,506)

Increase in cash and cash equivalents	1,156	4,937
Cash and cash equivalents, at beginning of period	15,066	24,725
Cash and cash equivalents, at end of period	$16,222	$29,662

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Supplemental Financial Information
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Percent of sales:
Retail	77.1%	78.2%	75.7%	77.2%
Direct	9.9%	10.9%	11.4%	12.0%
E-Commerce	5.0%	4.3%	4.8%	4.5%
Wholesale	8.0%	6.6%	8.1%	6.3%
Total	100.0%	100.0%	100.0%	100.0%

Sales growth rates:
Same-store sales growth	15%	15%	14%	18%
New/closed stores, net	5%	7%	7%	8%
Retail total	20%	22%	21%	26%
Direct	10%	5%	17%	15%
E-Commerce	41%	24%	32%	36%
Wholesale	48%	113%	56%	88%
Total	22%	23%	23%	27%

Stores open:
Beginning of period	369	360	370	344
Opened	19	2	32	23
Closed	-	-	(14)	(5)
End of period	388	362	388	362

Other metrics:
Total square footage (000s)	453	388
Average sales per store (000s) *	$ 1,375	$ 1,223
Stores > $1 million sales *	73%	60%
Average sales per mattress unit	$ 2,064	$ 1,964
(Company-owned Channels)
Retail partner doors	264	86

* trailing twelve month data